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VITACOST.COM ADOPTS STOCKHOLDER RIGHTS PLAN

FOR IMMEDIATE RELEASE:  BOCA RATON, FLORIDA, March 24, 2010 – Vitacost.com, Inc. (Nasdaq: VITC), a leading online retailer and direct marketer of health and wellness products, today announced that its board of directors approved the adoption of a stockholder rights plan. Under the rights plan, Vitacost.com’s board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock held by stockholders of record as of the close of business on March 24, 2010.

The rights are intended to enable the board of directors to best protect, under the totality of circumstances prevailing at this time and for the foreseeable future, the Company and the best interests of all holders of its common stock. The issuance of the rights is not intended to prevent a sale of control of the company that is determined by the board of directors to be fair, advisable and in the best interests of the Company’s stockholders.

Each right will entitle the holder to purchase 1/1,000th of a share of the Company’s newly created Series A Junior Participating Preferred Stock, at an initial exercise price of $45.00 per 1/1,000th of a share (subject to adjustment). The rights will become exercisable only if a person or group acquires 15% or more of the Company’s outstanding common stock (subject to certain exceptions), and thus becomes an “acquiring person” under the rights plan, or announces or commences a tender or exchange offer the consummation of which would result in ownership by a person or group of 15% or more of the outstanding common stock.

If any person becomes an acquiring person, an acquiring person engages in certain “self-dealing” transactions with the Company specified in the rights plan (including if the Company is the surviving corporation in a merger with an acquiring person and the Company’s common stock is not changed or exchanged) or, while there exists an acquiring person, an event occurs which results in the acquiring person’s ownership interest in any class of securities of the Company being increased by more than 1% (such as a reverse stock split) (each of these events, a “flip-in” event), each right will entitle its holder (other than such acquiring person or group of affiliated or associated persons and certain transferees) to receive, upon exercise of the right, a number of shares of the Company’s common stock (or, in certain circumstances, cash, property or other securities of the Company) equal to the exercise price of the right divided by 50% of the current market price of the common stock as of the date of the occurrence of the event.

In addition, after a person becomes an acquiring person, if the Company is acquired in a merger or other business combination transaction in which the Company’s common stock is exchanged or converted or in which the Company is not the surviving corporation, or sells 50% or more of its assets or earning power, each right would entitle its holder (other than such acquiring person or group of affiliated or associated persons and certain transferees) to purchase, upon payment of the then current exercise price of the rights, a number of shares of common stock of the acquiring person equal to the exercise price of the rights divided by 50% of the current market price of such common stock at the date of the occurrence of the event.

At any time prior to the earlier of the first occurrence of a “flip-in” event and the expiration of the Rights, the rights are redeemable for $0.0001 per right at the option of the board. Following the time that a person becomes an acquiring person and prior to an acquisition of 50% or more of the Company’s common stock, the board may, in its discretion, effect the mandatory exchange of the rights (other than rights owned by the acquiring person) at an exchange ratio of one share of common stock per right.

If not previously exercised, redeemed or exchanged, the rights will expire on the earlier of (i) the close of business on March 24, 2015 or (ii) the thirtieth (30th) day following the Company’s 2012 annual meeting, if the approval of the Company’s stockholders does not occur at such meeting. Until the rights become exercisable, outstanding common stock certificates, together with a summary of the rights, will evidence the rights.

The adoption of the rights plan and the distribution of the rights is not dilutive, does not affect reported earnings per share or the Company’s financial results, and is not taxable to holders of the Company’s common stock. A copy of the complete rights plan will be included with the appropriate filings with the Securities and Exchange Commission.

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About Vitacost.com

Vitacost.com, Inc. (Symbol: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs.  Vitacost.com, Inc. strives to offer its customers the broadest product selection supported by current scientific and medical research at the best value, while providing superior customer service and timely and accurate delivery.